Exhibit 21.1

List of Subsidiaries of Party City Holdco Inc.

Name	State/Country of Organization or Incorporation
Amscan Asia III Limited	Hong Kong
Amscan Asia Limited	Hong Kong
Amscan Canada Inc.	Ontario
Amscan Custom Injection Molding, LLC	Delaware
Amscan de Mexico S.A. de C.V.	Mexico
Amscan Inc.	New York
Amscan Mauritius Company Limited	Mauritius
Amscan NM Land, LLC	Delaware
Amscan Party Goods Pty. Limited	Australia
Amscan Purple Sage, LLC	Delaware
Amscan Summerhouse Holdings Limited (Joint Venture)
Am-Source, LLC	Rhode Island
Anagram Holdings LLC	Delaware
Anagram Eden Prairie Property Holdings LLC	Delaware
Anagram France S.C.S.	France
Anagram International Holdings, Inc.	Minnesota
Anagram International Inc.	Minnesota
Baja Pacific Paper, S. de R.L. de C.V.	Mexico
Convergram Mexico S. de R.L. (49.9% owned)	Mexico
Eastlake Manufacturing de Mexico S.A. de C.V.	Mexico
Festival S.A.	Madagascar
Granmark S.A. de C.V.	Mexico
Guangzhou Christy Trading Company Limited	China
Party City Corporation	Delaware
Party City Holdings Inc.	Delaware
Party Horizon Inc.	Delaware
PC Nextco Holdings, LLC	Delaware
PC Nextco Finance, Inc.	Delaware
PC Intermediate Holdings, Inc.	Delaware
Print Appeal, Inc. (70% owned)	Texas
Riethmüller (Polska) Sp.z.o.o.	Poland
Trisar, Inc.	California